Report of Independent Registered Public Accounting
Firm

To the Board of Trustees and
Shareholders of Constellation Funds:

In planning and performing our audits of the financial statements of the Constellation Clover
Large Cap Value Fund, Constellation Clover Core
Value Fund, Constellation Clover Small Cap Value
Fund, Constellation Clover Core Fixed Income Fund,
Constellation Chartwell Ultra Short Duration Fixed
Income Fund, Constellation Chartwell Short Duration
Fixed Income Fund, Constellation Chartwell High
Yield Fund, Constellation HLAM Large Cap Value Fund,
Constellation Pitcairn Diversified Value Fund,
Constellation Pitcairn Select Value Fund,
Constellation Pitcairn Diversified Growth Fund,
Constellation Pitcairn Small Cap Fund, Constellation
Pitcairn Family Heritage Fund, Constellation
Pitcairn Taxable Bond Fund, Constellation Pitcairn
Tax-Exempt Fund, Constellation Sands Capital Select
Growth Fund, Constellation TIP Small Cap Value
Opportunities Fund, Constellation TIP Financial
Services Fund, Constellation TIP Healthcare &
Biotechnology Fund, Constellation TIP Tax Managed
U.S. Equity Fund, Constellation International Equity
Fund and Constellation Strategic Value and High
Income Fund, twenty-two of the portfolios constituting the Constellation Funds, for the year or period ended September 30, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Constellation Funds is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board
(United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of Constellation Funds, and the Securities and Exchange
Commission, and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 19, 2004